Exhibit 10.2

The Goodyear Tire & Rubber Company

Akron, Ohio 44316-0001

May 24, 2021

Richard J. Kramer

Chairman, CEO & President

Re:    Retention Agreement

Dear Rich:

As you are aware, you are a key member of the management team of The Goodyear Tire & Rubber Company (the “Company”) who will help us continue in our success and move us forward in meeting our long-term business objectives. The Board of Directors recognizes that your skills and experience are critical to the Company and, as a result, the Company desires to offer you a payment in exchange for your agreement to stay for a specific period of time.

By executing this Retention Agreement, you will be eligible to receive a lump sum payment equal to the difference, if any, between the benefit calculated under the Supplementary Pension Plan (“SERP”) based on the interest rate at January 1, 2021 (0%) and the SERP benefit based on the applicable interest rate at the time of retirement as defined in the SERP (the “Retention Payment”). You must provide continuous service to the Company through at least December 31, 2023 (the “Retention Date”) to be eligible for the Retention Payment. The Retention Payment will be paid at the same time as your SERP benefit is paid.

As part of this agreement, you agree to continue to follow the policies and procedures established by the Company, which may change from time to time, work directions from the Company’s Board of Directors, and the provisions set forth herein. Payment of the Retention Payment will be subject to the Board of Directors’ satisfaction (in its reasonable judgment) with (1) your cooperation, diligence and loyalty through the Retention Date, (2) your performance through the Retention Date, (3) your compliance with all Company policies and procedures and other agreements with the Company through the Retention Date, and (4) the continuation of your active employment with the Company through the Retention Date.

While you will remain an at-will employee, if the Company terminates your employment prior to the Retention Date for reason other than cause, you will be entitled to receive the Retention Payment, in accordance with the terms of this agreement. For purposes of this agreement, “cause” includes, but is not limited to, (1) the failure to act in a cooperative, diligent and loyal manner, (2) an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company, or (3) misconduct that is injurious to the Company, monetarily or otherwise, such as violations of the Company’s Business Conduct Manual.

Richard J. Kramer

In the event of your permanent disability or death prior to the Retention Date, you or your estate as applicable, will receive the Retirement Payment. For purposes of this agreement, disability is defined in accordance with the Company’s long-term disability program. Timing of the lump-sum payment will follow the standard payment timing as defined in the SERP.

You and the Company agree that this letter agreement constitutes the entire agreement and supersedes all prior agreements or understandings, whether oral or written, between you and the Company with respect to the subject matter of this agreement. Any modifications to this agreement must be in writing and signed by you and an authorized director, employee or agent of the Company. This Retention Agreement is governed by and will be construed in accordance with the laws of the State of Ohio.

Please take the time to review this Retention Agreement carefully and address any questions you may have to me. If you wish to accept the foregoing offer, please sign and date below and return to me. Please keep a copy of this letter for your files.

Sincerely,

/s/ James A. Firestone

James A. Firestone
Chairman, Compensation Committee
Board of Directors

AGREED:

/s/ Richard J. Kramer	26 May 2021
Richard J. Kramer	Date